EPOCH’S BOARD OF DIRECTORS
APPROVES SHARE REPURCHASE PLAN
AND EXPECTS TO INCREASE TOTAL ANNUAL CASH DIVIDEND

NEW YORK-- (BUSINESS WIRE) ─ June 24, 2008 ─ Epoch Holding Corporation ("Epoch" or the "Company") (Nasdaq: EPHC), announced today that its Board of Directors has approved the repurchase of up to a maximum of 250,000 shares, or just over 1%, of the Company’s fully diluted outstanding common stock.

The board further announced today that it expects to increase the annual cash dividend on shares of its common stock to 12 cents per share from the current 10 cents per share, payable quarterly in accordance with the Company’s dividend policy.

The repurchase plan calls for the repurchases to be made in the open market and/or in privately negotiated transactions from time to time in compliance with applicable laws, rules and regulations, including Rule 10b-18 under the Securities Exchange Act of 1934, as amended, subject to prevailing market and business conditions. The plan does not obligate the Company to purchase any particular number of shares, and may be suspended or discontinued at any time. The repurchase plan will expire on June 30, 2009.

Chief Executive Officer William W. Priest stated, “The increased dividend payout and the share buyback program reflect the Board’s confidence in Epoch’s business strategy and financial discipline. Total assets under management have increased approximately ten percent thus far in the current quarter, to nearly $6.8 billion.”

In keeping with past practice, the Company expects to announce its AUM for the quarter ended June 30, 2008 on or about July 7, 2008.

About Epoch Holding Corporation

Epoch Holding Corporation conducts its operations through Epoch Investment Partners, Inc., a wholly-owned subsidiary and a registered investment adviser under the Investment Advisers Act of 1940, as amended. Investment management and investment advisory services are the Company's sole line-of-business. Headquartered in New York, with an office in Sherman Oaks, CA, the Company's current product offerings include U.S. Value; U.S. Small Cap Value; U.S. All Cap Value; U.S. Balanced; Global Small Cap; Global Absolute Return; Global Equity Shareholder Yield; and International Small Cap.

For more information about Epoch contact Phil Clark at Epoch Investment Partners, 212-303-7210, pclark@eipny.com or visit Epoch's website at www.eipny.com

Safe Harbor Statement:

This press release may contain forward-looking statements that involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Additional discussion of factors that could cause actual results to differ materially from management's projections, estimates and expectations is contained in the Company's SEC filings. The Company undertakes no duty to update its forward-looking statements, including its earnings outlook.

Media Contact:
Whit Clay, Sloane & Company, 212-446-1864, wclay@sloanepr.com